Exhibit 99.1

Contacts:

Maxim Pharmaceuticals	Burns McClellan
Larry G. Stambaugh	Aline Schimmel
Chairman & Chief Executive Officer	(212) 213-0006

David A. Walsey
Sr. Dir. Corp. Communications

(858) 453-4040

MAXIM PHARMACEUTICALS ANNOUNCES FISCAL
2005 FIRST QUARTER FINANCIAL RESULTS

SAN DIEGO, Calif., February 2, 2005 — Maxim Pharmaceuticals, Inc. (Nasdaq NM: MAXM, SSE: MAXM) today announced results for the quarter ended December 31, 2004, the first quarter of the Company’s 2005 fiscal year.  The net loss applicable to common stock for the first quarter totaled $9.6 million, or $0.34 per share, compared to a loss applicable to common stock of $9.9 million, or $0.35 per share, for the same period of the prior year.  The current quarter net loss primarily resulted from the Company’s ongoing research, development and regulatory activities, as well as costs associated with the restructuring announced on October 18, 2004.

At December 31, 2004, the Company had cash, cash equivalents and investments totaling $40.5 million.  Maxim used net cash of $11.6 million in its operations during the quarter ended December 31, 2004, compared to $10.6 million used in operations for the same period of the prior year.

Maxim Overview

Maxim Pharmaceuticals is a biopharmaceutical company with a pipeline of therapeutic candidates for life-threatening cancers and liver diseases. Maxim’s research and development programs are designed to offer hope to patients by developing safe and effective therapeutic candidates that have the potential to extend survival while maintaining quality of life. Ceplene, Maxim’s lead drug candidate, is an immune-modulator that reverses immune suppression and protects critical immune cells. Because Ceplene modifies basic immune functions, it has the potential to be used in a range of diseases. Additionally, Maxim is developing small-molecule apoptosis modulators for cancer, cardiovascular disease and degenerative diseases.

Ceplene and the apoptosis compounds are investigational drugs and have not been approved by the U.S. Food and Drug Administration or any international regulatory agency.

This news release contains certain forward-looking statements that involve risks and uncertainties. Such forward-looking statements include statements regarding the efficacy, safety and intended utilization of the Company’s apoptosis compounds and Ceplene, the conduct and results of the Company’s clinical trials, and the Company’s plans regarding regulatory filings, future research and clinical trials. Such statements are only predictions and the Company’s actual results may differ materially from those anticipated in these forward-looking statements. Factors that may cause such differences include the risk that products that appeared promising in early research and

February 2, 2005

clinical trials do not demonstrate safety or efficacy in larger-scale or later clinical trials, the risk that the Company will not obtain approval to market its products, the risks associated with the Company’s reliance on outside financing to meet its capital requirements, and the risks associated with the Company’s reliance on collaborative partners for further clinical trials, development and commercialization of product candidates. These factors and others are more fully discussed in the Company’s periodic reports and other filings with the Securities and Exchange Commission.

Note: The Maxim logo is a trademark of Maxim.

Editor’s Note: This release is also available on the Internet at http://www.maxim.com.

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(Table follows)

MAXIM PHARMACEUTICALS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)
(in thousands, except share and per share amounts)

	Three Months Ended December 31
	2004	2003

Collaboration and research revenue	$363	$1,419

Operating expenses:
Research and development	6,949	9,331
Business development and marketing	982	643
General and administrative	2,215	1,766
Total operating expenses	10,146	11,740

Loss from operations	(9,783)	(10,321)

Other income (expense):
Investment income	208	470
Interest expense	(13)	(23)
Other income	1	3
Total other income	196	450

Net loss applicable to common stock	$(9,587)	$(9,871)

Basic and diluted net loss per share of common stock	$(0.34)	$(0.35)

Weighted average shares outstanding	28,561,091	27,986,732

SELECTED BALANCE SHEET INFORMATION

	December 31, 2004	September 30, 2004
	(unaudited)
ASSETS
Cash, cash equivalents and investments	$40,487	$52,904
Total assets	50,922	64,185
Long-term liabilities	54	96
Stockholders’ equity	43,794	53,399